                                                                      EXHIBIT 11
                                                                      ----------

                               FIFTH THIRD BANCORP
                 COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE
                         FOR THE YEARS ENDED DECEMBER 31
             ($ and share data in thousands, except per share data)

                                                          2001        2000       1999      1998      1997
                                                       ----------   ---------   -------   -------   -------
Net Income Available to Common Shareholders            $1,093,031   1,140,493   946,607   806,910   776,470
                                                       ==========   =========   =======   =======   =======

Earnings per share:
   Weighted average number of shares outstanding (a)      575,254     565,686   562,041   558,534   557,882
                                                       ==========   =========   =======   =======   =======
   Per share (net income divided by the weighted
     average number of shares outstanding)             $     1.90        2.02      1.68      1.44      1.39
                                                       ==========   =========   =======   =======   =======

Earnings per diluted share:
   Net income                                          $1,093,031   1,140,493   946,607   806,910   776,470
   Add - Interest on 6% convertible subordinated
    notes due 2028 and preferred dividends,
    net of applicable income taxes                          5,500       7,308     7,308     3,944       580
                                                       ----------   ---------   -------   -------   -------
   Adjusted net income                                 $1,098,531   1,147,801   953,915   810,854   777,050
                                                       ==========   =========   =======   =======   =======

   Adjusted weighted average number of shares
     outstanding - after giving effect to the
     conversion of stock options, convertible
     subordinated notes and preferred dividends (a)       591,316     578,973   575,895   571,085   566,575
                                                       ==========   =========   =======   =======   =======

   Per share (adjusted net income divided by
     the adjusted weighted average number of
     shares outstanding)                               $     1.86        1.98      1.66      1.42      1.37
                                                       ==========   =========   =======   =======   =======

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(a)  Per share amounts and average shares outstanding have been adjusted for the three-for-two stock splits effected in the form of stock dividends paid
     July 14, 2000, April 15, 1998 and July 15, 1997.

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